UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2020

SIERRA ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001- 37490	20-0138994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o 2150 – 885 West Georgia Street Vancouver, British Columbia, Canada		V6C 3E8
(Address of principal executive offices)		(Zip Code)

(604) 558-6536

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SRRA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously announced, on May 22, 2020, Dr. Nick Glover, the President and Chief Executive Officer of Sierra Oncology, Inc. (the “Company”) and member of the Company’s Board of Directors (the “Board”), resigned from such roles effective as of the same date (the “Separation Date”).

In connection with Dr. Glover’s departure, the Company has entered into a separation agreement effective on May 28, 2020 (“Separation Agreement”) with Dr. Glover that provides for severance pay in accordance with his employment agreement with the Company in the form of (i) continuation of 12 months of his current base salary to be paid on the Company’s normal payroll schedule and (ii) an amount equal to the Company’s cost of his group health plan coverage through the earlier of the end of the 12 month severance period or the date he becomes eligible for group health coverage through a new employer, with such pay commencing no later than the first business day following the 60th day following the Separation Date.

Pursuant to the Separation Agreement, Dr. Glover will provide consulting services (the “Consulting Services”) to the Company commencing on the Separation Date until the expected end date of December 31, 2020, but which may be terminated at any time by the Company (such period, the “Consulting Period”). During the Consulting Period, Dr. Glover will provide Consulting Services to the Company for up to eight (8) hours per week and in consideration of the performance of the Consulting Services, Dr. Glover will be entitled to receive an hourly rate of $250 CAD, plus GST.

In addition, Dr. Glover’s unvested options as of the Separation Date (the “Unvested Options”) which but for the termination of his employment, would have vested during the period commencing on the Separation Date and ending on the one-year anniversary date of the Separation Date (the “Termination Options”), will accelerate and vest as at the Separation Date. The vesting date of all Unvested Options other than the Termination Options will accelerate by one year from their original vesting date and following such acceleration will continue to vest in accordance with their new vesting schedule as long as Dr. Glover is performing the Consulting Services. All Unvested Options that remain unvested following the termination of the Consulting Services shall be cancelled as of the termination of such Consulting Services. Furthermore, Dr. Glover will receive an extension of the expiration date of his outstanding stock options, including the Termination Options and any options that vest in connection with the foregoing (the “Vested Options”) to 75 days following the Company’s announcement, via publicly disseminated press release or a filing with the Securities and Exchange Commission, of the top-line data results from MOMENTUM, its Phase 3 clinical trial of momelotinib for patients with myelofibrosis.

The Separation Agreement includes a general release of claims in favor of the Company. The foregoing description of the Separation Agreement is qualified in its entirety by reference to the text of the Separation Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIERRA ONCOLOGY, INC.

Date: June 3, 2020	By:	/s/ Sukhi Jagpal
Sukhi Jagpal
Chief Financial Officer